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                                                                     EXHIBIT 8.1



                     [MAYER, BROWN, ROWE & MAW LETTERHEAD]

                                October 31, 2002

Volkswagen Auto Lease Underwritten Funding, LLC
3800 Hamlin Road
Auburn Hills, Michigan 48326

        Re:  Volkswagen Auto Lease Trust 2002-A

Ladies and Gentlemen:

        We have acted as special tax counsel to Volkswagen Auto Lease Underwritten Funding, LLC (the "Transferor") and VW Credit, Inc. ("VW Credit") in connection with the issuance and sale of the $1,500,000,000 of Auto Lease Asset Backed Notes (the "Notes") issued by, and secured by the assets of, Volkswagen Auto Lease Trust 2002-A (the "Issuer") created pursuant to the Trust Agreement (the "Trust Agreement") between the Transferor and U.S. Bank Trust National Association as Owner Trustee. The Transferor, as buyer, and VW Credit, as seller, will enter into a SUBI Sale Agreement (the "SUBI Sale Agreement"), pursuant to which the Transferor will acquire a special unit of beneficial interest (the "Transaction SUBI") in VW Credit Leasing, Ltd. from VW Credit, and the Issuer will acquire the Transaction SUBI from the Transferor pursuant to a SUBI Transfer Agreement (the "SUBI Transfer Agreement") to be entered into by the Issuer and the Transferor. The Notes are being issued pursuant to an Indenture (the "Indenture") between the Issuer and The Bank of New York, as indenture trustee (the "Indenture Trustee"). The Notes are being offered pursuant to a Prospectus (the "Prospectus"). Capitalized terms used herein without definition have the meanings set forth in Appendix A to the Indenture.

        We have been asked to render our opinions as to the effect that, for U.S. federal income tax purposes, (i) the Issuer will not be classified as an association or publicly traded partnership taxable as a corporation and, accordingly, the Issuer will not be subject to U.S. federal income tax, (ii) the Notes, held by Persons other than the Transferor, will be characterized as indebtedness and (iii) the issuance of the Notes will not cause a taxable event with respect to any Noteholders.

We are familiar with the proceedings to date in connection with the proposed issuance and sale of the Notes and, in order to express our opinions hereinafter stated, (a) we have examined the Indenture, the Trust Agreement, the Origination Trust Documents, the SUBI Sale Agreement, the SUBI Transfer Agreement, the Administration Agreement, the Underwriting Agreement and the Notes (collectively, the "Reviewed Documents") and (b) we have examined


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Volkswagen Auto Lease Underwritten
Funding, LLC
October 31, 2002
Page 2


such other records and documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of these opinions.

        The opinions set forth herein are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

        Based upon the foregoing and assuming that the Transaction Documents are executed and delivered in substantially the form we have examined and that the terms of the foregoing are complied with and upon such matters of law as we consider to be applicable, it is our opinion that (i) the Issuer will not be classified as an association or publicly traded partnership taxable as a corporation for federal income tax purposes and, accordingly, the Issuer will not be subject to U.S. federal income tax; (ii) the Notes, held by Persons other than the Transferor, will be characterized as indebtedness for federal income tax purposes; and (iii) the issuance of the Notes will not cause a taxable event with respect to any Noteholders for federal income tax purposes. We have assumed that the Certificates will be owned by the Transferor.


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Volkswagen Auto Lease Underwritten
Funding, LLC
October 31, 2002
Page 3



        The scope of these opinions are expressly limited to the issues set forth herein, and we express no opinion with respect to any other taxes or collateral tax consequences with respect to the Transaction SUBI or the Issuer.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein.

                                            Respectfully submitted,


                                            /s/ Mayer, Brown, Rowe & Maw

                                            MAYER, BROWN, ROWE & MAW